Exhibit 99.2
Nextdoor announces fourth quarter and full year 2021 results
SAN FRANCISCO, CA, March 1, 2022 — Nextdoor Holdings, Inc. (NYSE: KIND) today announced results for the fourth quarter and full year ended December 31, 2021. Nextdoor will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today to discuss these results and outlook. A live webcast of our fourth quarter and full year 2021 earnings release call will be available in the Events & Presentations section of Nextdoor’s Investor Relations website located at investors.nextdoor.com. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year.
Nextdoor has also posted a Shareholder Letter on its Investor Relations website, which provides an overview of business performance for the fourth quarter and full year ended December 31, 2021.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its Twitter handle (twitter.com/Nextdoor), LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
About Nextdoor
Nextdoor is where you connect to the neighborhoods that matter to you so you can belong. Our purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Neighbors around the world turn to Nextdoor daily to receive trusted information, give and get help, get things done, and build real-world connections with those nearby — neighbors, businesses, and public services. Today, neighbors rely on Nextdoor in more than 285,000 neighborhoods across 11 countries. In the U.S., nearly 1 in 3 households uses the app. Nextdoor is based in San Francisco. For additional information and images: nextdoor.com/newsroom.
Contacts
Nextdoor Media Relations:
David Roady
Antonia Gray
press@nextdoor.com

Nextdoor Investor Relations:
Matt Anderson
Arushi Sharma
ir@nextdoor.com
or visit investors.nextdoor.com